                                                                   EXHIBIT 10.13

                         INTERNATIONAL WIRE GROUP, INC.
                           KEY EMPLOYEE RETENTION PLAN

                             PRELIMINARY STATEMENTS

     A. On March 24, 2004 (the "Commencement Date"), International Wire Group, Inc. (the "Company") and certain of its direct and indirect subsidiaries (collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.

     B. The purpose of the Company's Key Employee Retention Plan (the "Plan") is to retain key employees of the Debtors by providing them with competitive compensation and meaningful incentives for continued service.

                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATIONS

         Section 1.01 Definitions. Capitalized terms used in this Plan shall have the following respective meanings, except as otherwise provided or as the context shall otherwise require:

         "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Debtors' Chapter 11 cases and, to the extent of the withdrawal of any reference under section 157 of title 28 of the United States Code, the United States District Court for the Southern District of New York.

         "Benefit Plan" shall mean any employee benefit plan (including any employee benefit plan within the meaning of Section 3(3) of ERISA), program, arrangement or practice maintained, sponsored or provided by the Company or any other Debtor, including those relating to compensation, bonuses, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits).

         "Board" shall mean the Board of Directors of the Company.

         "Cause" shall mean (i) in the event such Participant is a party to a written employment agreement with any of the Debtors and such agreement provides a definition of "Cause", such definition as set forth therein or
     (ii) in all other cases, fraud, dishonesty, competition with any Debtor, unauthorized use of any of the

     Debtor's trade secrets or confidential information, or failure to properly perform the duties assigned to the Participant, in the reasonable judgment of the Company. A determination of the existence of Cause shall be made by the Board in its sole discretion.

         "Commencement Date" shall have the meaning set forth in the Preliminary Statements to this Plan.

         "Debtors" shall have the meaning set forth in the Preliminary Statements to this Plan.

         "Disability" shall mean, when used with reference to any Participant, long term disability as established under the applicable long term disability plan maintained by any of the Debtors under which the Participant is covered.

         "Discretionary Bonus Pool" shall have the meaning set forth in Section 3.03.

         "Dispute Notice" shall have the meaning set forth in Section 4.01.

         "Effective Date" shall mean the effective date of a Plan of Reorganization.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "Good Reason" shall mean, when used with reference to any Participant, any of the following actions or failures to act, but in each case only if it occurs while such Participant is employed by any Debtor and then only if it is not consented to by such Participant in writing:

             (i) a material adverse change in such Participant's reporting responsibilities, title(s) or elected or appointed office(s) in effect immediately prior to the effective date of such change;

             (ii) a material reduction in such Participant's base salary and bonus opportunity in effect immediately prior to the effective date of such reduction, not including any reduction resulting from changes in the market value of securities or other instruments paid or payable to such Participant; or

             (iii) any change of more than 50 miles in the location of the principal place of employment of such Participant immediately prior to the effective date of such change.

                    For purposes of this definition, none of the actions described in clauses (i) and (iii) above shall constitute "Good Reason" with respect to any Participant if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within fifteen (15) days after receipt of written notice thereof given by such Participant (or, if the matter is not capable of remedy within fifteen (15) days, then within a reasonable period of time following such fifteen (15) day period, provided that the Company has commenced such remedy within said fifteen (15) day period); provided that "Good Reason" shall cease to exist for any action described in clauses (i) through (iii) above on the thirty (30th) day following the later of the occurrence of such action or the Participant's knowledge thereof, unless such Participant has given the Company written notice thereof prior to such date.

         "Incentive Bonus" has the meaning set forth in Section 3.02.

         "Participants" shall mean those employees of the Company or any of the Debtors who are from time to time designated as Participants in accordance with Section 2.01.

         "Plan" shall mean this International Wire Group, Inc. Key Employee Retention Plan, as amended, supplemented or modified from time to time in accordance with its terms.

         "Plan of Reorganization" shall mean a plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code in any of the Debtors' Chapter 11 cases.

         "Retention Bonus" has the meaning set forth in Section 3.01.

         "TTM EBITDA" shall mean Consolidated EBITDA (as such term is defined in the Financing Agreement, dated as of March 25, 2004, by and among International Wire Group, Inc. and its Subsidiaries Named Therein as Borrowers, as debtors and debtors in possession, as Borrowers, the Subsidiaries of International Wire Group, Inc. Named Therein as Guarantors, as debtors and debtors in possession, as Guarantors, the Financial Institutions from Time to Time Party Thereto, as Lenders, and Highbridge/Zwirn Special Opportunities Fund, L.P., as Collateral Agent and as Administrative Agent) for the trailing twelve month period.

         Section 1.02 Interpretation. In this Plan, unless a clear contrary intention appears, (a) the words "herein," "hereof" and "hereunder" refer to this Plan as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof and (c) the words "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

                                   ARTICLE II

                            ELIGIBILITY AND BENEFITS

         Section 2.01 Eligible Employees.


         (a) This Plan shall be for the benefit of (i) the initial Participants named on Schedule A, (ii) persons designated by the Board as Participants pursuant to Section 2.01(b) below, and (iii) such other persons designated as Participants by the Chief Executive Officer of the Company as eligible to receive a bonus from the Discretionary Bonus Pool from time to time in accordance with Section 2.01(c) below, in each case until such Participant's employment is terminated. No other employees, personnel, consultants or independent contractors shall be eligible to participate in this Plan or to receive any rights or benefits hereunder.

         (b) In the event that the employment of a Participant is terminated, resulting in a forfeiture of the Retention Bonus or Incentive Bonus or portion thereof, the Board shall have the authority to designate as a Participant any individual who is hired or otherwise promoted to replace such terminated Participant.

         (c) The Chief Executive Officer of the Company shall be authorized from time to time after the date this Plan is effective to designate as Participants for the purpose of participation in the Discretionary Bonus Pool one or more employees of the Company or the other Debtors (including new hires) who are not listed on Schedule A or otherwise designated pursuant to Section 2.01(b). The bonus due to such Participants designated pursuant to this Section 2.01(c) and the terms and conditions thereof shall be determined by the Chief Executive Officer of the Company and shall be generally consistent with the benefits received by similarly situated Participants. All such payments to such additional Participants shall be payable from the Discretionary Bonus Pool.

                                  ARTICLE III

                                     BONUSES

         Section 3.01 Retention Bonus. Each Participant identified on Schedule A hereto shall be entitled to the retention bonus set forth opposite such Participant's name on Schedule A hereto (the "Retention Bonus").

         Section 3.02 Incentive Bonus. Each Participant identified on Schedule A hereto shall be entitled to the earned portion of the incentive bonus set forth opposite such Participant's name on Schedule A hereto (the "Incentive Bonus"), as calculated and payable in accordance with Section 3.05.

         Section 3.03 Discretionary Bonus Pool. The Discretionary Bonus Pool shall consist of $250,000 (the "Discretionary Bonus Pool"). The Discretionary Bonus Pool may be allocated in the discretion of the Chief Executive Officer of the Company to those Participants who are so designated in accordance with the provisions of Section 2.01(c). In the event a Participant forfeits any portion of the benefit payable pursuant to this Section 3.03, the amount of such benefit shall be restored to the Discretionary Bonus Pool and shall be available for grant pursuant to this Section 3.03.

         Section 3.04 Payment of Retention Bonus. Except as otherwise provided in Section 3.06 below, the Company shall pay the Retention Bonus to each Participant as follows:

         (a) First Payment Date: Twenty-five percent (25%) of the Retention Bonus two (2) months after the Commencement Date;

         (b) Second Payment Date: Thirty-seven and one-half percent (37.5%) of the Retention Bonus upon the earlier to occur of (i) six (6) months after the Commencement Date or (ii) the Effective Date; and

         (c) Final Payment Date: Thirty-seven and one-half percent (37.5%) six
     (6) months after the Effective Date; provided, however, that with respect to each of the three employees of the Company who are also affiliated with Hanley Partners, Inc. (the "Hanley Employees") and employed by the Company on the Effective Date, the third payment will be made on the earlier of (a) six (6) months after the Effective Date or (b) the date upon which such employee's employment with the Company terminates, other than for "cause" (as defined in such employees' respective employment agreements).

     Except as otherwise provided in this Section 3.04 or in Section 3.06 below, to be eligible to receive a Retention Bonus payment, a Participant must be actively employed with any of the Debtors and in good standing with respect to all employment policies of the applicable Debtor, including, without limitation, policies relating to confidentiality and noncompetition, on the date the applicable payment becomes due and payable pursuant to this
     Section 3.04.

         Section 3.05 Payment of Incentive Bonus. Except as otherwise provided in Section 3.06 below, the Company shall pay the Incentive Bonus to each Participant as follows:

         (a) First Payment Date: No later than one (1) month after the Company releases its operating results for the six months ended June 30, 2004, one-half (1/2) of the Incentive Bonus multiplied by the applicable percentage earned as determined in accordance with Schedule B; and

         (b) Second Payment Date: No later than one (1) month after the Company releases its operating results for the twelve months ended December 31, 2004, one-half (1/2) of the Incentive Bonus multiplied by the applicable percentage earned as determined in accordance with Schedule B.

         Section 3.06 Termination of Employment.

         (a) Upon a termination of a Participant's employment by any Debtor for any reason other than Cause or termination arising from the Participant's Disability or death, the Company shall pay to such Participant the full amount of such Participant's Retention Bonus and, at such times as are provided in Section 3.05, the Company shall pay to such Participant such Participant's Incentive Bonus to the extent it would have been earned pursuant to Section 3.02 of this Plan. A voluntary termination of a Participant's employment for Good Reason, other constructive termination as provided by the terms of any employment or severance agreement applicable to any such Participant or in the case of any of the Hanley Employees, any termination on or after the Effective Date shall, in each case, be treated for purposes of this Plan as a termination by the Debtors other than for Cause.

         (b) Upon a termination of a Participant's employment by any Debtor for Cause, or if a Participant voluntarily terminates employment with any Debtor for any reason, other than for Good Reason, such Participant shall forfeit his or her entire right to any Retention Bonus and Incentive Bonus (in each case, to the extent unpaid) under this Plan.

                                   ARTICLE IV

                               DISPUTE RESOLUTION

         Section 4.01 Negotiation. In case a claim, dispute or controversy shall arise between any Participant (or any person claiming by, through or under any Participant) and the Company (including the Board) relating to or arising out of this Plan, either disputant shall give written notice to the other disputant ("Dispute Notice") that it wishes to resolve such claim, dispute or controversy by negotiations, in which event the disputants shall attempt in good faith to negotiate a resolution of such claim, dispute or controversy. All negotiations pursuant to this Section 4.01 shall be held at the Company's principal offices in St. Louis, Missouri (or such other place on which the disputants shall mutually agree) and shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence and procedure.

         Section 4.02 Arbitration. Any claim, dispute or controversy arising out of or relating to this Plan which has not been resolved by negotiations in accordance with Section 4.01 within thirty (30) days of the effective date of the Dispute Notice shall, upon the written request of either disputant, be finally settled by binding arbitration by a single arbitrator selected and conducted expeditiously in accordance with the commercial arbitration rules of the American Arbitration Association regarding resolution of employment-related disputes. Each party shall be entitled to depose up to three (3) relevant witnesses and shall be entitled to reasonable access to relevant documents. Each party shall be entitled to make an oral presentation at the hearing. The arbitrator may, without limitation, award injunctive relief, but shall not be empowered to award damages in excess of compensatory damages and each disputant shall be deemed to have irrevocably waived and relinquished any claim for damages in excess of compensatory damages, such as punitive damages. Notwithstanding the foregoing, the arbitrator's fees shall be assessed against the losing party. The arbitrator's decision shall be final and legally binding on the Company and its successors and assigns and a Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns, and judgment on the arbitrator's decision may be entered in any court of competent jurisdiction. Each party shall pay its own fees, disbursements, and costs relating to or arising out of any arbitration. All arbitration conferences and hearings shall be held within a thirty (30) mile radius of St. Louis, Missouri.

                                   ARTICLE V

                            MISCELLANEOUS PROVISIONS

         Section 5.01 Cumulative Benefits. The rights and benefits provided to any Participant under this Plan are cumulative of, and are in addition to, all of the other rights and benefits provided to such Participant under any Benefit Plan or any agreement between such Participant and any Debtor.

         Section 5.02 No Mitigation. No Participant shall be required to mitigate the amount of any payment provided for in this Plan by seeking or accepting other employment following a termination of his or her employment with a Debtor or otherwise. The amount of any payment provided for in this Plan shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or by retirement benefits. The Company's obligations to make payments to any Participant required under this Plan shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action that the Company may have against such Participant.

         Section 5.03 Amendment or Termination. Subject to the approval of the Bankruptcy Court prior to the Effective Date, the Board may amend or terminate the Plan at any time; provided, however, that (i) no such amendment may adversely affect any rights of the Participants who were Participants prior to the date of such amendment (and may only adversely affect the rights of any Participants who become Participants on or following the date of such amendment or termination) and (ii) any such termination of the Plan may not abridge the rights of any Participant to receive the full bonus previously granted pursuant to Articles II and III. Notwithstanding the foregoing, the Plan shall terminate when all of the obligations to Participants hereunder have been satisfied in full.

         Section 5.04 Administration. The Board shall have full and final authority to make determinations with respect to the administration of this Plan, to construe and interpret its provisions and to take all other actions deemed necessary or advisable for the proper administration of this Plan, but such authority shall be subject to the provisions of this Plan. The Board shall have no authority to change or modify the level of benefits provided for Participants under this Plan. No discretionary action by the Board shall amend or supersede the express provisions of this Plan.

         Section 5.05 Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of and be enforceable by such Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns. If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant's devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Participant's estate. No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.

         Section 5.06 Notices. All notices and other communications provided for in this Plan shall be in writing and shall be sent, delivered or mailed, addressed as follows: (a) if to the Company, at the Company's principal office address or such other address as the Company may have designated by written notice to all Participants for purposes hereof, directed to the attention of the General Counsel, and (b) if to any Participant, at his or her residence address on the records of the Company or to such other address as he or she may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given or mailed by United States certified or registered mail, return receipt requested, postage prepaid, except that any change of notice address shall be effective only upon receipt.

         Section 5.07 Tax Withholdings. The Company shall have the right to deduct from any payment hereunder all taxes (federal, state or other) that the Company is required to withhold therefrom.

         Section 5.08 No Employment Rights Conferred. This Plan shall not be deemed to create a contract of employment between any Participant and the Company and/or its affiliates. Nothing contained in this Plan shall (i) confer upon any Participant any right with respect to continuation of employment with any Debtor or (ii) subject to the rights and benefits of any Participant hereunder, interfere in any way with the right of the Company or any Debtor to terminate such Participant's employment at any time.

         Section 5.09 Entire Plan. Except as provided in Section 5.01 of this Plan, this Plan contains the entire understanding of the Participants and the Debtors with respect to the retention arrangements maintained on behalf of the Participants by the Debtors and supersedes all prior agreements, programs and understandings (including verbal agreements and understandings) between the Participants and any Debtor regarding the terms and conditions of any retention arrangements.

         Section 5.10 Severability. If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby.

         Section 5.11 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Missouri, without giving effect to its conflict of laws rules, and applicable federal law.

         Section 5.12 Condition Precedent to Plan Effectiveness. On _________, the Debtors filed the Motion of Debtors for Order Pursuant to Sections 105(a) and 363(b)(1) of the Bankruptcy Code Authorizing and Approving Key Employee Retention Program and (ii) Section 365 of the Bankruptcy Code Authorizing and Approving the Assumption of Certain Prepetition Employment Agreements (the "Motion") in the Bankruptcy Court. The effectiveness of the Plan and the Company's obligations thereunder are contingent on the entry of an order by the Bankruptcy Court approving the Plan. In the event that the Bankruptcy Court does not approve the Plan, the Plan shall be null and void, and no party shall be entitled to enforce any rights against the Company thereunder.

           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

                  IN WITNESS WHEREOF, and as conclusive evidence of the adoption of this Plan by the International Wire Group, Inc. Board, International Wire Group, Inc. has caused this Plan to be duly executed in its name and behalf by its proper officer thereunto duly authorized as of the date approved.

                                     INTERNATIONAL WIRE GROUP, INC.


                                      By:
                                         ---------------------------------
                                      Printed Name:
                                                   -----------------------
                                      Title:
                                            ------------------------------

                                   SCHEDULE A

            INITIAL PARTICIPANTS AND RETENTION AND INCENTIVE BONUSES

                             (DOLLARS IN THOUSANDS)


              EMPLOYEE                  SALARY         %        RETENTION     POTENTIAL     INCENTIVE  POTENTIAL      POTENTIAL
              --------                  ------      -------     ----------    ----------    ---------  ----------     ---------
                                                     BONUS        BONUS       RETENTION       BONUS    INCENTIVE        TOTAL
                                                                  -----       ----------    --------  -----------       -----
                                                                                TOTAL                    TOTAL
                                                                              ----------              -----------
Joseph Fiamingo - CEO                   $425.0       140%          80%         $476.0          20%        $119.0        $595.0
Rodney Kent - President & COO            349.7       140%          80%          391.7          20%         97.9          489.6
David Webster - Chief                 [REDACTED]     140%          80%        [REDACTED]       20%      [REDACTED]    [REDACTED]
Restructuring Officer
Glenn Holler - SVP, CFO                  279.9       140%          80%          313.4          20%         78.4          391.8
Kelly Wetzler - Dir. Corp. Dev. &     [REDACTED]      75%         100%        [REDACTED]        0%          --        [REDACTED]
Strategic Plan
Dan Weber - General Counsel           [REDACTED]      75%         100%        [REDACTED]        0%          --        [REDACTED]
Don Dekay - VP Finance, Bare          [REDACTED]      75%         100%        [REDACTED]        0%          --        [REDACTED]
Wes Dehaven - SVP Finance                202.9        75%         100%          152.1           0%          --           152.1
Chrys Makarushka - VP Purchasing      [REDACTED]      50%         100%        [REDACTED]        0%          --        [REDACTED]
Bob Emmott - VP Sales, Insulated      [REDACTED]      50%         100%        [REDACTED]        0%          --        [REDACTED]
Vince Donaldson - VP Sales &          [REDACTED]      50%         100%        [REDACTED]        0%          --        [REDACTED]
Marketing, Bare
Leroy Kemper - VP Operations,         [REDACTED]      50%         100%        [REDACTED]        0%          --        [REDACTED]
Insulated
Paul Fox - VP Operations, Bare        [REDACTED]      50%         100%        [REDACTED]        0%          --        [REDACTED]
Roger Blumer - VP Engineering,        [REDACTED]      50%         100%        [REDACTED]        0%          --        [REDACTED]
Insulated
Daris Foster - VP Business Process    [REDACTED]      50%         100%        [REDACTED]        0%          --        [REDACTED]
Control
Bev Terry - VP Customer Support of    [REDACTED]      50%         100%        [REDACTED]        0%          --        [REDACTED]
Operations, Insulated

                                   SCHEDULE B

                           INCENTIVE BONUS THRESHOLDS

                              (DOLLARS IN MILLIONS)



                                                JUNE 30, 2004                     DECEMBER 31, 2004
        (PERCENTAGE EARNED)                       TTM EBITDA                          TTM EBITDA
        -------------------                     -------------                     -----------------
            100% Earned                          above $41.0                         above $43.0
             50% Earned                          40.0 - 41.0                         42.0 - 43.0
             0% Earned                            below 40.0                          below 42.0
